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                                                                    Exhibit 4.03

                               AMENDMENT NO. 1 TO
                          REGISTRATION RIGHTS AGREEMENT

         This AMENDMENT NO. 1 TO REGISTRATION RIGHTS AGREEMENT dated January 25, 2001 (this "AMENDMENT") amends that certain Registration Rights Agreement, dated as of June 30, 2000, by and among Neoforma.com, Inc., a Delaware corporation (the "COMPANY"), and the Investors (the "PRIOR RIGHTS AGREEMENT"). The capitalized terms not otherwise defined herein have the respective meanings given to them in the Prior Rights Agreement.

                                    RECITALS

         WHEREAS, Section 7.1 of the Prior Rights Agreement states in part that any term or provision of the Prior Rights Agreement may be amended by a writing signed by the Company and the holders of a majority of the shares of the Registrable Securities.

         WHEREAS, the undersigned parties include the Company and the holders of a majority of the shares of the Registrable Securities.

         NOW, THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree to amend the Prior Rights Agreement as follows:

         1. Amendment of Section 1.7 of the Prior Rights Agreement. Section 1.7 of the Prior Rights Agreement is amended to add (i) the shares of Common Stock issued to VHA pursuant to that certain Common Stock Purchase Agreement, dated as of January 25, 2001, by and between the Company and VHA and (ii) the shares of Common Stock issued to UHC pursuant to that certain Common Stock Purchase Agreement, dated as of January 25, 2001, by and between the Company and UHC to the definition of Registrable Securities. Section 1.7 shall read in its entirety as follows:

                  "1.7 "REGISTRABLE SECURITIES" means shares of Common Stock of the Company (i) issued or issuable upon conversion of the Preferred Stock (the "CONVERSION STOCK") and (ii) issued or issuable with respect to, or in exchange for or in replacement of the Conversion Stock or other Registrable Securities, (iii) issued or issuable with respect to, or in exchange for or in replacement of other securities convertible into or exercisable for Preferred Stock upon any stock split, stock dividend, recapitalization, or similar event, (iv) issued to the former stockholders of Pharos Technologies, Inc., (the "PHAROS INVESTORS") in connection with its acquisition by the Company, (v) issued to the former stockholders of U.S. LifeLine, Inc. (the "USL INVESTORS") in connection with its acquisition by the Company, (vi) issued to the former stockholders of EquipMD, Inc., (the "EMI INVESTORS") in connection with its acquisition by the Company, (vii) issued to, or issuable upon exercise of warrants issued to, VHA, Inc., a Delaware corporation ("VHA") or University Healthsystem Consortium, an Illinois corporation ("UHC") in connection with the commercial agreement among Neoforma, Novation, LLC, a Delaware limited liability company ("NOVATION"), Healthcare Purchasing Partners International, LLC, a Delaware limited liability company, VHA and UHC, (viii) issued
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         to VHA pursuant to that certain Common Stock Purchase Agreement, dated as of January 25, 2001, by and between the Company and VHA and (ix) issued to UHC pursuant to that certain Common Stock Purchase Agreement, dated as of January 25, 2001, by and between the Company and UHC (the shares of Common Stock of the Company (or other securities convertible or exchangeable therefor) described in clauses (vii), (viii) and (ix), the "NOVATION REGISTRABLE SECURITIES"), excluding: (A) any shares of Common Stock that have been sold to or through a broker, dealer, market maker or underwriter in a public distribution or a public securities transaction or redeemed by the Company in accordance with its Certificate of Incorporation, (B) any shares of Common Stock of the Company (or Preferred Stock or other securities convertible or exercisable therefor) that have been sold in violation of this Agreement, and (C) all shares of Common Stock of the Company (or Preferred Stock or other securities convertible or exchangeable therefor) described in clause (i), (ii), (iii), (iv), (v), (vi), (vii),
         (viii) or (ix) of this Section 1.7 held by a Holder that can, in the opinion of counsel to the Company, be sold by such Holder in a three-month period without registration under the Securities Act pursuant to Rule 144."

         2. All Other Terms Unchanged. Except as expressly modified by this Amendment, all terms of the Prior Rights Agreement shall remain in full force and effect.

         3. Governing Law. This Amendment shall be governed by and construed under the internal laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware, without reference to principles of conflict of laws or choice of laws.

         4. Counterparts. This Amendment may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.


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                 IN WITNESS WHEREOF, this Amendment has been executed as of the date first above written.


COMPANY:                                       INVESTORS (Entity):

NEOFORMA.COM, INC.

                                               ---------------------------------
                                                    (Printed Entity Name Here)


By: --------------------------------------
     Andrew L. Guggenhime                      By:
     Chief Financial Officer and Secretary        ------------------------------


                                               Name:
                                                    ----------------------------


                                               Title:
                                                    ----------------------------

                                               INVESTORS (Individual):



                                               ---------------------------------
                                               Signature Here



                                               ---------------------------------
                                               Printed Name Here


      [SIGNATURE PAGE TO AMENDMENT NO. 1 TO REGISTRATION RIGHTS AGREEMENT]